Exhibit 3.10

CERTIFICATE OF VALIDATION

OF

MICROSTRATEGY INCORPORATED

PURSUANT TO SECTION 204 OF

THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

August 1, 2025

MicroStrategy Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

1.
The Company has ratified one or more defective corporate acts (as defined in Section 204(h) of the General Corporation Law of the State of Delaware (the “DGCL”)) that would have required the filing of a certificate under Section 103 of the DGCL.
2.
Such defective corporate acts have been ratified in accordance with Section 204 of the DGCL.
3.
A Certificate of Increase of the 8.00% Series A Perpetual Strike Preferred Stock of the Company (the “Certificate of Increase”) was previously filed with the Secretary of State of the State of Delaware on July 25, 2025, and a change to the date and time of the effectiveness of the Certificate of Increase is required to give effect to the defective corporate acts.
4.
A certificate containing all of the information that would be required under Section 151(g) of the DGCL to give effect to the defective corporate act, is attached hereto as Exhibit A and incorporated herein by reference. Such certificate shall be deemed to have become effective as of 6:00 a.m., Eastern Time, on March 10, 2025.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Validation to be executed by its duly authorized officer on the date first written above.

MicroStrategy Incorporated

By:	/s/ Andrew Kang
Name:	Andrew Kang
Title:	Executive Vice President and Chief Financial Officer

[Certificate of Validation (8.00% Series A Perpetual Strike Preferred Stock)]

Exhibit A

CERTIFICATE OF INCREASE

OF

8.00% SERIES A PERPETUAL STRIKE PREFERRED STOCK

OF

MICROSTRATEGY INCORPORATED

MicroStrategy Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Company by the Second Restated Certificate of Incorporation of the Company, as amended, the Board of Directors of the Company has adopted a resolution authorizing and directing the increase in the number of authorized shares designated as 8.00% Series A Perpetual Strike Preferred Stock of the Company to 269,800,000 shares.

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